Exhibit 99.1

PRESS RELEASE

FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:	AT PETROALGAE:
Haris Tajyar	Dr. John Scott
Managing Partner	Chairman
Ph: 818-382-9702	Ph: 321-409-7403
htajyar@irintl.com	jscott@petroalgae.com

FOR IMMEDIATE RELEASE

JANUARY 22, 2009

PETROALGAE BEGINS TRADING UNDER

NEW TICKER SYMBOL — (OTCBB: PALG)

MELBOURNE, FL — January 22, 2009 — PetroAlgae Inc. (OTCBB: PALG), a leading developer of systems to derive biodiesel fuels from algae, today announced that, it has begun trading under its new stock symbol “PALG” on the Over-the-Counter Bulletin Board, effective immediately.

“The choice of PALG replaces our earlier ticker symbol, which was not reflective of our corporate name and business strategy. This change, which will be immediately followed by a comprehensive investor relations campaign, is designed to raise our profile among investors and potential customers by providing them with a clearer idea of our distinctive place in the market,” said,” Dr. John Scott, Chairman of PetroAlgae. “Our recent listing as a public company will help remind investors of our leading position in the effort to replace petroleum with biofuels produced domestically from algae in a carbon-neutral process,” concluded Dr. Scott.

PetroAlgae became a publicly-traded company on the OTC Bulletin Board in December 2008 when it acquired Dover Glen Inc., which traded under the stock symbol “DVGL”, until today’s ticker change.

If you would like to be added to PetroAlgae’s investor email lists or have additional questions, please contact Haris Tajyar with Investor Relations International at htajyar@irintl.com or at 818-382-9702.

About PetroAlgae Inc.

PetroAlgae is commercializing new technologies to grow and harvest oil from algae. This process utilizes algae, grown in bioreactors on land not used for cultivation of food crops, which can be reclaimed without remnants of any damage. It also creates a sustainable, renewable, cost-effective substitute for petroleum oil and a reliable, environmentally friendly feedstock source for biodiesel and many other products. The Melbourne, Florida-based firm offers a path to sustainable, renewable and carbon-neutral energy independence with processes that are good for the environment.

For further information on PetroAlgae, please visit www.petroalgae.com.

Forward Looking Statements: This news release may contain certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the uncertainty of the launch of our commercialization strategy, the biodiesel market’s acceptance for our products and technologies or the acceptance of our customers’ products or technologies which incorporate our products and technologies, the failure of our technology to perform as predicted, competition from alternative biodiesel or other alternative energy technologies, uncertainties as to the size of the markets, cost and margins for the Company’s products, current or future government regulations affecting the use of the Company’s products and technologies, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s filings with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. The Company and all affiliated parties do not assume any duty to publicly update or revise the material contained herein.

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